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                                                                   Exhibit (e)
                                DISTRIBUTION AGREEMENT

                                       BETWEEN
                                  PPM AMERICA FUNDS
                                         AND
                            NATIONAL PLANNING CORPORATION


     THIS DISTRIBUTION AGREEMENT (the "Agreement") is made as of this 10th day of December 1998 by and between PPM AMERICA FUNDS, a business trust organized and existing under the laws of the Commonwealth of Massachusetts ("PPMA Funds"), and NATIONAL PLANNING CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Distributor").

                                      RECITALS:

     WHEREAS, PPMA Funds is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");

     WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended ("1934 Act"), and the laws of each state (including the District of Columbia) in which it engages in business to the extent such law requires, and is a member of the National Association of Securities Dealers, Inc. ("NASD") (such registrations and membership are referred to collectively as the "Registrations");

     WHEREAS, PPMA Funds desire Distributor to act as the distributor in the public offering of its shares of beneficial interest (hereinafter called "Shares") which currently are divided into three series designated PPM America Value Equity Fund, PPM America Small Cap Value Equity Fund and PPM America High Yield Bond Fund, and including shares of any additional series which may from time to time be offered for sale to the public (hereinafter called, collectively, the "Funds" and, individually, a "Fund");

     WHEREAS, PPMA Funds has entered into an investment advisory agreement with PPM America, Inc. ("PPMA"), an affiliate of Distributor, pursuant to which PPMA has agreed to pay all expenses incurred in the sale and promotion of shares of PPMA Funds;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. APPOINTMENT. PPMA Funds appoints Distributor to act as principal underwriter (as such term is defined in Section 2(a)(29) of the 1940 Act) of its Shares.

     2. DELIVERY OF PPMA FUNDS DOCUMENTS. PPMA Funds has furnished Distributor with properly certified or authenticated copies of each of the following in effect on the date

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hereof and shall furnish Distributor from time to time properly certified or authenticated copies of all amendments or supplements thereto:

          (a)  Agreement and Declaration of Trust;

          (b)  Bylaws; and

          (c) Resolutions of its Board of Trustees (hereinafter referred to as the "Board") selecting Distributor as distributor and approving this form of agreement and authorizing its execution.

     PPMA Funds shall furnish Distributor promptly with copies of any registration statements filed by it with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "1933 Act") or the 1940 Act, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

     PPMA Funds also shall furnish Distributor such other certificates or documents which Distributor may from time to time, in its discretion, reasonably deem necessary or appropriate in the proper performance of its duties.

     3.   SOLICITATION OF ORDERS FOR PURCHASE OF SHARES.

     (a) Subject to the provisions of Paragraphs 5, 6 and 8 hereof, and to such minimum purchase requirements as may from time to time be indicated in the prospectus of each Fund, Distributor is authorized to solicit, as agent on behalf of PPMA Funds, unconditional orders for purchases of Shares authorized for issuance and registered under the 1933 Act, provided that:

          (1) Distributor shall act as a disclosed agent on behalf of and for the account of PPMA Funds;

          (2) PPMA Funds' transfer agent shall receive directly from investors all payments for the purchase of Shares and also shall pay directly to shareholders amounts due to them for the redemption or repurchase of all Shares, with Distributor having no rights or duties to accept such payment or to effect such redemptions or repurchases; if a payment for the purchase of Shares is delivered to Distributor, such payment shall not be negotiated by Distributor, but shall be delivered as soon as reasonably practicable to PPMA Funds' transfer agent;

          (3) Distributor shall have no liability for payment for purchases of Shares it sells as agent;

          (4) Distributor shall not be obligated to sell any certain number of shares; and

          (5) Distributor shall be free to render other services different from or similar to these rendered to the Funds hereunder so long as the services hereunder are not impaired thereby.


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     The purchase price to the public of Shares shall be the public offering price as defined in Paragraph 7 hereof.

     (b) In consideration of the rights granted to Distributor under this Agreement, Distributor will use its reasonable best efforts (but only in states in which Distributor may lawfully do so) to solicit from investors unconditional orders to purchase Shares. This Agreement does not obligate the Distributor to register as a broker or dealer under the state Blue Sky laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered nor obligate the Distributor to sell any particular number of Shares. The Distributor shall promptly notify PPMA Funds in the event it fails to maintain its registration in any jurisdiction in which it is currently registered. PPMA Funds shall make available to Distributor, at no cost to Distributor, such number of copies of the currently effective prospectus and Statement of Additional Information of each Fund and copies of all information, financial statements and other papers which Distributor may reasonably request for use in connection with the distribution of Shares.

     4. SELLING AGREEMENTS. Distributor is authorized, as agent on behalf of PPMA Funds, to enter into agreements with other broker-dealers providing for the solicitation of unconditional orders for purchases of Shares authorized for issuance and registered under the 1933 Act. All such agreements shall be in a form as may be approved by the officers of PPMA Funds ("Selling Agreement").
All solicitations made by other broker-dealers pursuant to a Selling Agreement shall be subject to the same terms as are applied by this Agreement to solicitations made by Distributor.

     5. SOLICITATION OF ORDERS TO PURCHASE SHARES BY PPMA FUNDS. The rights granted to Distributor shall be exclusive, except that PPMA Funds reserves the right to solicit purchases from, and sell its Shares to, investors. Further, PPMA Funds reserves the right to issue Shares in connection with the merger or consolidation of any other investment company, trust or personal holding company with PPMA Funds, or PPMA Funds' acquisition, by the purchase or otherwise, of all or substantially all of the assets of an investment company, trust or personal holding company, or substantially all of the outstanding shares or interests of any such entity. Any right granted to Distributor to solicit purchases of Shares will not apply to Shares that may be offered by PPMA Funds to shareholders by virtue of their being shareholders of PPMA Funds.

     6. SHARES COVERED BY THIS AGREEMENT. This Agreement relates to the solicitation of orders to purchase Shares that are duly authorized and registered and available for sale by PPMA Funds, including redeemed or repurchased Shares if and to the extent that they may be legally sold and if, but only if, PPMA Funds authorizes Distributor to sell them. If PPMA Funds establishes one or more series, in addition to PPM America Value Equity Fund, PPM America Small Cap Value Equity Fund and PPM America High Yield Bond Fund, and wishes to appoint Distributor as principal underwriter of the shares of beneficial interest of such series, PPMA Funds shall so notify Distributor in writing, and if Distributor agrees in writing to provide such services and PPMA acknowledges that agreement by Distributor, the shares of beneficial interest of such series shall become Shares under the Agreement.


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     7.   PUBLIC OFFERING PRICE.  All solicitations by Distributor pursuant to this Agreement shall be for orders to purchase Shares through PPMA Funds' transfer agent at the public offering price. The public offering price for each accepted order for Shares will be the net asset value per share of the particular Fund subscribed for calculated by PPMA Funds at the next close of regular session trading on the New York Stock Exchange after such order is accepted by PPMA Funds or by a person authorized by PPMA Funds to accept such orders. The net asset value per share shall be determined in the manner as reflected in the then current prospectus and Statement of Additional Information of PPMA Funds.

     8. SUSPENSION OF SALES. If and whenever the determination of a Fund's net asset value is suspended and until such suspension is terminated, no further orders for Shares of such Fund shall be accepted by PPMA Funds, except such unconditional orders placed with PPMA Funds and accepted by it before the suspension. In addition, PPMA Funds reserves the right to suspend sales of Shares if, in the judgment of the Board of PPMA Funds, it is in the best interest of PPMA Funds to do so, such suspension to continue for such period as may be determined by PPMA Funds' Board; and in that event, (i) at the written direction of PPMA Funds, Distributor shall suspend its solicitation of orders to purchase Shares until otherwise instructed in writing by PPMA Funds and (ii) no orders to purchase Shares shall be accepted by PPMA Funds while such suspension remains in effect unless otherwise directed in writing by its Board.

     9. AUTHORIZED REPRESENTATIONS. Distributor is not authorized by PPMA Funds to give on behalf of PPMA Funds or any Fund any information or to make any representations in connection with the sale of Shares other than information and representations which are consistent with PPMA Funds' registration statement filed with the SEC under the 1933 Act and/or the 1940 Act, covering Shares, as such registration statement or PPMA Funds' prospectus may be amended or supplemented from time to time, or contained in shareholder reports or other material that may be prepared by or on behalf of PPMA Funds or approved by PPMA Funds for Distributor's use. No person other than Distributor is authorized to act as principal underwriter (as such term is defined in the 1940 Act, as amended) for PPMA Funds.

     10. REGISTRATION OF ADDITIONAL SHARES. PPMA Funds hereby agrees to register an indefinite number of Shares pursuant to Rule 24f-2 under the 1940 Act, as amended, and pay all fees associated with such registration. PPMA Funds will, in cooperation with Distributor, take such action as may be necessary from time to time to permit such Shares (so registered or otherwise qualified for sale under the 1933 Act) to be sold in any state mutually agreeable to Distributor and PPMA Funds, and to maintain such qualification; provided, however, that nothing herein shall be deemed to prevent PPMA Funds from taking action, without approval of Distributor, to permit its Shares to be sold in any state it deems appropriate.

     11. CONFORMITY WITH LAW. Distributor agrees that in soliciting orders to purchase Shares it shall duly conform in all respects with applicable federal and state laws and the rules and regulations of the NASD. Distributor will use its best efforts to maintain its Registrations in good standing during the term of this Agreement and will promptly notify PPMA Funds and PPMA in the event of the suspension or termination of any of the Registrations.


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     12.  INDEPENDENT CONTRACTOR.  Distributor shall be an independent contractor and neither Distributor, nor any of its members, managers, officers, directors, employees or representatives is or shall be an employee of PPMA Funds in the performance of Distributor's duties hereunder. Distributor shall be responsible for its own conduct and the employment, control and conduct of its agents and employees and agrees to pay all applicable employee taxes thereunder.

     13. INDEMNIFICATION. Distributor agrees to indemnify and hold harmless PPMA Funds and each of the members of its Board and its officers, employees and representatives and each person, if any, who controls PPMA Funds within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, damages, claims and expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which PPMA Funds or such of the members of its Board and of its officers, employees, representatives, or controlling person or persons may become subject under the 1933 Act, under any other statute, at common law, or otherwise, arising out of the acquisition or sale of any Shares by any person which (i) may be based upon any wrongful act by Distributor or any of Distributor's members, managers, directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, Statement of Additional Information, shareholder report or other information covering Shares filed or made public by PPMA Funds or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to PPMA Funds by Distributor in writing. In no case (i) is Distributor's indemnity in favor of PPMA Funds, or any person indemnified, to be deemed to protect PPMA Funds or such indemnified person against any liability to which PPMA Funds or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) is Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against PPMA Funds or any person indemnified unless PPMA Funds or such person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon PPMA Funds or upon such person (or after PPMA Funds or such person shall have received notice of such service on any designated agent). However, failure to notify Distributor of any such claim shall not relieve Distributor from any liability which Distributor may have to PPMA Funds or any person against whom such action is brought otherwise than on account of Distributor's indemnity agreement contained in this paragraph.

     Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any such claim but, if Distributor elects to assume that defense, such defense shall be conducted by legal counsel chosen by Distributor and satisfactory to the persons indemnified who are defendants in the suit. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, persons indemnified who are defendants in the suit shall bear the fees and expenses of


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any additional legal counsel retained by them.  If Distributor does not elect to assume the defense of any such suit, Distributor will reimburse persons indemnified who are defendants in such suit for the reasonable fees of any legal counsel retained by them in such litigation.

     PPMA Funds agrees to indemnify and hold harmless Distributor and each of its members, managers, directors, officers, employees, and representatives and each person, if any, who controls Distributor within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, damages, claims or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which Distributor or such of its members, managers, directors, officers, employees, representatives or controlling person or persons may otherwise become subject under the 1933 Act, under any other statute, at common law, or otherwise arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by PPMA Funds or any of the members of PPMA Funds' Board, or PPMA Funds' officers, employees or representatives other than Distributor, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, Statement of Additional Information, shareholder report or other information covering Shares filed or made public by PPMA Funds or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished by Distributor in writing to PPMA Funds. In no case (i) is PPMA Funds' indemnity in favor of Distributor or any person indemnified to be deemed to protect Distributor or such indemnified person against any liability to which Distributor or such indemnified person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) is PPMA Funds to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against Distributor or any person indemnified unless Distributor, or such person, as the case may be, shall have notified PPMA Funds in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon Distributor or upon such person (or after Distributor or such person shall have received notice of such service on any designated agent). However, failure to notify PPMA Funds of any such claim shall not relieve PPMA Funds from any liability which PPMA Funds may have to Distributor or any person against whom such action is brought otherwise than on account of PPMA Funds' indemnity agreement contained in this paragraph.

     PPMA Funds shall be entitled to participate, at its own expense, in the defense or, if PPMA Funds so elects, to assume the defense of any suit brought to enforce such claim but, if PPMA Funds elects to assume the defense, such defense shall be conducted by legal counsel chosen by PPMA Funds and satisfactory to the persons indemnified who are defendants in the suit. In the event that PPMA Funds elects to assume the defense of any such suit and retain such legal counsel, the persons indemnified who are defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If PPMA Funds does not elect to assume the defense of any such suit, PPMA Funds will reimburse the persons indemnified who are defendants in such suit for the reasonable fees and expenses of any legal counsel retained by


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them in such litigation.

     14. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective upon its execution ("Effective Date") and unless terminated as provided herein, shall remain in effect through two years from the Effective Date, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a vote of majority of the members of the Board of PPMA Funds who are not interested persons of Distributor or PPMA Funds, voting in person at a meeting called for the purpose of voting on such approval, and (b) the vote of either the Board of PPMA Funds or a majority of the outstanding Shares of PPMA Funds. This Agreement may be terminated at any time, without the payment of any penalty (a) on 60 days' prior written notice, by the Board of PPMA Funds or by a vote of a majority of the outstanding Shares of PPMA Funds, or by Distributor, or (b) immediately, on written notice by the Board of PPMA Funds, in the event of termination or suspension of any of the Registrations, or (c) on 60 days prior written notice by the Distributor. This Agreement will automatically terminate in the event of its assignment. In interpreting the provisions of this Paragraph 14, the definitions contained in
Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "majority of the outstanding shares") shall be applied.

     15. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each party against which enforcement of the change, waiver, discharge or termination is sought. If PPMA Funds should at any time deem it necessary or advisable in the best interests of PPMA Funds that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or any other governmental authority or to obtain any advantage under state or federal tax laws and notifies Distributor of the form of such amendment and the reasons therefore, and if Distributor should decline to assent to such amendment, PPMA Funds may terminate this Agreement in writing forthwith. If Distributor should at any time request that a change be made in PPMA Funds'. Agreement and Declaration of Trust, Bylaws or its methods of doing business, in order to comply with any requirements of federal law or regulations of the SEC, or of a national securities association of which Distributor is or may be a member, relating to the sale of Shares, and PPMA Funds should not make such necessary changes within a reasonable time, Distributor may terminate this Agreement in writing forthwith.

     16. LIABILITY. It is understood and expressly stipulated that neither the shareholders of PPMA Funds nor the members of the Board of PPMA Funds shall be personally liable hereunder. The obligations of PPMA Funds are not personally binding upon, nor shall resort to the private property of, any of the members of the Board of PPMA Funds nor of the shareholders, officers, employees or agents of PPMA Funds, but only PPMA Funds' property shall be bound.

     17.  MISCELLANEOUS.

     (a) The captions in this Agreement are included for convenience or reference only,


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          and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (b) The provisions of Paragraph 13 (Indemnification) shall survive termination of this Agreement.

     (c) The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     18. NOTICE. Any notice required or permitted to be given by a party to this Agreement or to any other party hereunder shall be deemed sufficient if delivered in person or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to each such other party at the address provided below or to the last address furnished by each such other party to the party giving notice.

          If to PPMA Funds:             225 West Wacker Drive
                                        Suite 1200
                                        Chicago, Illinois  60606
                                        Attn:  Mark B. Mandich

          If to Distributor:            401 Wilshire Blvd., Ste 1065
                                        Santa Monica, CA  90401
                                        Attn:  President

                                        with a copy to:

                                        5901 Executive Drive
                                        Lansing, Michigan  48911-5389
                                        Attn:  James L. Simon

          If to PPMA:                   225 West Wacker Drive
                                        Suite 1200
                                        Chicago, Illinois  60606
                                        Attn:  Mark Mandich


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                                        NATIONAL PLANNING CORPORATION



                                        By: /s/ Jack Clifford

                                        PPM AMERICA FUNDS

                                        By: /s/ Mark Mandich

ACKNOWLEDGED:

PPM AMERICA, INC.



By: /s/ Mark Mandich